Exhibit 10.19

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

OPTION AGREEMENT

This Option Agreement (the “Agreement”), effective as of August 1st, 2024 (the “Effective Date”), is made by and between Energesis Pharmaceuticals, Inc. (“Energesis”), a business organized and existing under the laws of the State of Delaware, with offices at 700 Main Street, Cambridge, MA 02139, and Akston Biosciences Corporation, a Delaware corporation with offices located at 100 Cummings Center, Suite 454C, Beverly, MA 01915 (“Akston”). Energesis and Akston are referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Akston owns or controls patents and has expertise in, and possesses and protects as confidential and proprietary certain knowledge and experience with respect to, expression and manufacturing of biologics as well as Fc fusion protein expertise with respect to therapeutics for animals (“Akston Technology” as defined herein);

WHEREAS, Energesis owns or controls patents and know-how relating to Fc fusion proteins that recruit or enhance brown adipocytes for the treatment of conditions such as type 2 diabetes, obesity, insulin resistance, and dyslipidemia for use in patients (together, the “Energesis Technology,” as defined herein);

WHEREAS, Akston wishes to explore use of the Energesis Technology in animal health, including the development of animal-specific Fc fusion proteins, and to conduct initial testing and evaluation of these fusion proteins in non-human animals (the “Pilot Project”);

WHEREAS, pursuant to the Pilot Project, Akston wishes to have the ability to obtain from Energesis an exclusive worldwide license to the Energesis Technology to enable Akston clinical development and commercialization of these certain treatments in non-human animals and

WHEREAS, Energesis is willing to grant a license to Akston for the Pilot Project and an Option to obtain an exclusive license for commercialization, all on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals (which are specifically incorporated herein by this reference) and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties hereto agree as follows:

1.	DEFINITIONS

1.1           When used in this Option Agreement, the following terms shall have the following meanings:

(a)	“CRO” means a third-party contract research organization, if any, engaged to perform one or more services under the Pilot Project.

(b)	“Exclusive License Agreement” means the license agreement to be entered into between Energesis and Akston relating to the exclusive use and exploitation of the Energesis Technology in the event that Akston exercises its Option.

(c)	“Field of Use” means (non-human) animal health.

(d)	“Final Written Report” means the final report prepared by Akston and provided to Energesis in writing and containing a report of the Pilot Project's methods, data, and results.

(e)	“Go-To-Market Partner” means a commercial partner with adequate sales and distribution channels to market and deliver Licensed Products to patients, which may become a sublicensee of Akston pursuant to the Exclusive License Agreement.

(f)	“Licensed Products” means the fusion proteins or formulations thereof, the making, using, selling, or offering to sell of which are Covered By the Energesis Technology and Energesis Patent Rights licensed by Energesis to Akston.

(g)	“Akston Technology” means, at any particular time, patents owned or controlled by Akston, and any and all technical information, trade secrets, know-how, or data theretofore developed and/or then owned and/or possessed and maintained as confidential and/or proprietary by Akston, relating to the manufacturing of biologics and/or recombinant protein expression, including, without limitation, information regarding biologics development, design, animal-specific Fc sequences and linkers, and manufacturing procedures, protocols, processes, and/or equipment.

(h)	“Option” means the right granted by Energesis and held by Akston to obtain an exclusive license under the terms and conditions herein.

(i)	“Option Period” means the period commencing on the date of this Agreement and the eighteen (18) months thereafter or the period commencing on the first day that Akston submits the Final Written Report and the six (6) months thereafter, whichever ends later, provided that the Option Period shall not exceed a total of twenty-four (24) months.

(j)	“Pilot Project” means the development of animal-specific fusion proteins and initial research to be conducted by Akston in accordance with the Research Plan, as set forth in Schedule A.

(k)	“Energesis Technology” means, at any particular time, Energesis Patent Rights, and any and all technical information, trade secrets, know-how, or data developed, owned, and/or possessed by Energesis, relating to Fc fusion proteins that recruit or enhance brown adipocytes for the treatment of conditions such as type 2 diabetes, obesity, insulin resistance, and dyslipidemia for use in patients, including media formulations, cell lines, sequence information, culture protocols, purification procedures, and the like, which are useful in making or using the Licensed Products.

(l)	“Research Material” means the fusion proteins described in Schedule A attached hereto.

(m)	“Testing Period” means the period in which the Pilot Project contemplated hereunder is to be commenced and conducted, which period shall commence on the Effective Date and end on completion of the last study under the Research Plan, and delivery of the Final Written Report to Energesis, provided that the Testing Period shall not exceed a total of [***].

(n)	“Energesis Patent Rights” means patents or pending patent applications filed by Energesis prior to the execution of a Definitive License Agreement related to Fc fusion

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proteins that recruit or enhance brown adipocytes for the treatment of conditions such as type 2 diabetes, obesity, insulin resistance, and dyslipidemia, or patents or pending patent applications filed after the execution date claiming valid priority to any patents or patent applications existing as of the execution date.

(o)	“Covered By” means, with reference to a particular Licensed Product or sequences listed Schedule A, that the manufacture, use, sale, offering for sale, performance, or importation of such Licensed Product or sequences, would, but for the license granted under this Agreement, infringe a Valid Claim.

(p)	“Valid Claim” means a claim of a pending patent application or an issued and unexpired patent covering Energesis Technology licensed to Akston for the Field of Use in a particular jurisdiction, which claim has not, in such jurisdiction been finally rejected or been declared invalid or cancelled by the patent office or a court of competent jurisdiction in a decision that is no longer subject to appeal as a matter of right.

2.	LIMITED LICENSE AND OPTION FOR EXCLUSIVE LICENSE

2.1.          Energesis hereby grants to Akston, for the Testing Period, a limited license to use the Energesis Technology as may reasonably be required to develop Research Material and conduct testing under the Pilot Program pursuant to the Research Plan in Schedule A.

2.2.          Energesis hereby grants to Akston an exclusive Option to acquire an exclusive worldwide license (with right to sublicense) to make, have made, import, export, use, sell, offer to sell, have sold, distribute, and have distributed Licensed Products within the Field of Use, pursuant to a separately executed Exclusive License Agreement having minimum terms as set forth in Schedule B attached hereto. The Exclusive License Agreement will contain commercially reasonable terms, to be negotiated in good faith by the Parties, regarding milestones and sublicensing terms to support the regulatory approval and commercialization process, including further collaboration or sublicensing with a Go-To-Market Partner.

2.3.          If Akston elects to exercise the Option so granted, Akston shall notify Energesis in writing of such election prior to the expiration of the Option Period. Failure of Akston to provide notice prior to the expiration of the Option Period shall be deemed a waiver by Akston of all of its rights under and in respect of the Option.

2.4.          If Akston elects to exercise the Option so granted, Energesis and Akston shall forthwith negotiate the full terms of the Exclusive License Agreement in good faith. They shall execute and deliver each to the other a license agreement in the resulting form, within sixty (60) days after the date of receipt by Energesis of the notice of exercise of the Option given by Akston. The Parties agree that time is of the essence in such negotiations.

2.5.          Akston may notify Energesis at any time during the Option Period if Akston has determined not to exercise the Option. Upon receipt of such notice by Energesis, the Option shall terminate and be at an end and not thereafter be exercisable.

2.6.          During the Option Period and the period during which the Parties negotiate the full terms of the Exclusive License Agreement, Energesis shall not grant or offer to grant to any other

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party any license under the Energesis Technology to make, have made, import, export, use, sell, offer to sell, have sold, distribute, and have distributed Licensed Products within the Field of Use.

3.	CONSIDERATION

3.1           Final Written Report. In consideration of the granting of the limited license and Option to Akston herein, Akston shall provide Energesis with data sharing from the Pilot Project, including a Final Written Report that may be used internally within Energesis to support its own development efforts outside of the Field of Use.

3.2           Access. Akston understands and hereby acknowledges that Energesis may seek to license the Energesis Technology to additional licensees outside of the Field of Use and/or seek regulatory approval outside of the Field of Use for study of its fusion proteins or formulations thereof. These activities may require disclosure to third parties of the Research Material in Schedule A and related data, including, but not limited to, the Final Written Report. Upon request of Energesis, Akston agrees to cooperate with Energesis to disclose sufficient data and sequence information pertaining to the Fc fusion sequences of Schedule A, provided that any third parties will abide by obligations and conditions at least as restrictive as those contained in this Agreement, including the obligations of confidentiality and non-use. Further, Energesis and Akston will cooperate to ensure that Akston has a reasonable time period of not less than sixty (60) but not greater than one hundred twenty (120) days to file for patent protection on the Fc fusion protein sequences of Schedule A before any third party disclosures are made. Under no circumstances will Energesis disclose Akston Technology or the Research Material in Schedule A to any third party for use in the Field or which third party is in any way directly competitive with Akston. For avoidance of doubt, except with respect to Improvements as provided hereunder in Section 5.4, nothing herein shall obligate Akston to license or, except as provided in this Section 3.2, otherwise provide access to Akston Technology, to Energesis or any third party even as it relates to Research Material.

3.3           Reimbursement of Patent Expenses. Akston shall reimburse Energesis for all expenses incurred by Energesis during the Option Period in connection with the preparation, filing, prosecution, maintenance and defense of the Energesis Patent Rights, provided that Akston’s product development activities under this Agreement are Covered By a Valid Claim, and provided that Energesis shall consult with Akston regarding decisions affecting the scope of Valid Claims contained within existing Energesis Patent Rights, provide thirty (30) days advanced written notice of new filings containing Valid Claims, or of any action related to Valid Claims that would incur an expense of $5,000 or more, and provide Akston a reasonable opportunity to provide input on the foregoing actions. Should patent or patent applications include both Valid Claims and non- Valid Claims, reimbursable expenses shall be prorated such that Akston will be responsible only for those expenses related to Valid Claims. Reimbursement for such fees shall be paid by Akston within thirty (30) days after receipt of an invoice from Energesis. Such payment obligation shall accrue to Akston upon the incurrence of such expense by Energesis and shall survive termination of this agreement if terminated by Akston.

4.	PILOT PROJECT AND MATERIAL TRANSFER

4.1.          Pilot Project. During the Testing Period, Akston shall, at its own expense, design, and conduct (or cause to be designed and/or conducted) such research and development to generate animal-specific fusion proteins and assess the efficacy and safety of such therapies and treatment methods in animals, as set forth on Schedule A.

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4.2.          Energesis Material Transfer. Energesis will provide Akston with all necessary details regarding the Energesis Technology that are known to Energesis, including cell line information, cell line cultures, culture media formulations, and requirements, vectors, nucleic acid and/or amino acid sequence information, reference antibodies or fusion proteins, and specifications or characteristics of the antibodies as reference specifications for Akston’s development of the animal-specific Research Materials.

4.3.          Except as provided in this Section or set forth under Schedule A, Akston may provide any other goods or services to Energesis at a discounted rate but is not required to hereunder. Akston shall not be obligated to transfer any of its Research Materials to Energesis. Akston shall have no obligation to share or disclose the Akston Technology to Energesis, except as provided herein.

4.4.          Except and until a definitive License Agreement is executed by the Parties, Research Material is not to be used for any other purposes outside of the Pilot Project, and Akston may not expand or modify the scope of the Pilot Project without the prior written consent of Energesis.

4.6.          Akston will not, without Energesis’ prior written consent, transfer any Research Material to any third party, except through the use of a CRO as authorized in the Research Plan, provided that any such CRO(s) will abide by obligations and conditions at least as restrictive as those contained in this Agreement, including the obligations of confidentiality and non-use.

4.7.          Upon expiration or termination of the Option Period, any remaining Research Material in Akston’s custody will be destroyed, unless the Parties have executed the License Agreement, or Energesis has otherwise authorized in writing that Akston may retain the Research Material for its internal use. For clarity, Akston shall not be obligated to seek or delete information regarding the Materials held electronically in emails or archive or backup systems in accordance with general systems archiving or backup policies. Energesis further acknowledges that in the normal course of its business as a contract manufacturer, Akston must further maintain certain manufacturing and batch records related to any of its manufacturing services and equipment, including services rendered as part of the Pilot Project, which Energesis acknowledges will likewise be maintained by Akston in its normal course of business notwithstanding any other provisions in this Agreement to the contrary.

4.8.            Akston shall, at the conclusion of the Pilot Project, furnish Energesis with a Final Written Report containing all data and information generated by and in connection with the Research Plan. Akston agrees not to use for any purpose, disclose to any third party, or publish any of such data and/or information without the prior written consent of Energesis. The Parties agree to cooperate in any publications relating to the Research Plan, if any, and provide advanced notice prior to any proposed publications and appropriate attribution rights regarding the same. For clarity, after conclusion of the Pilot Project, Akston retains all rights to continue to use Akston Technology outside of the Energesis Technology.

5.	INTELLECTUAL PROPERTY

5.1.            “Background Technology” means, in relation to a particular Party: (i) trade-marks, trade names, business names, brand names, service marks, computer software, computer programs, copyrights (including any performing, author or moral rights), designs, inventions, patents, franchises, formulae, methodologies, procedures, management tools, workshops, manuals, ideas, data, concepts, processes, know-how, trade secrets, technology and related goodwill, (ii) patent

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applications, registrations, continuations in part, divisional applications or analogous rights or license rights therefor, and (iii) any other intellectual property or proprietary information, owned or used by that Party and developed before or independent of this Agreement or the Pilot Project.

5.2.            Both Parties agree to provide the Background Technology necessary to complete the objectives of the Pilot Project. Both Parties shall retain all rights to their respective Background Technology provided for this purpose, and nothing shall be construed as granting any rights to or in respect of any Background Technology of the other Party, except as herein expressly provided. Neither Party shall assume any rights in the other party’s Background Technology provided for the Pilot Project other than as necessary to achieve the objectives of the Pilot Project. For the avoidance of doubt, Akston retains all rights related to Akston Technology. Likewise, Energesis retains all rights to Energesis Technology, including information transferred to Akston under 4.1.

5.3.            For clarity, nothing in this Option Agreement shall be construed as granting either Party any license or right to the Research Materials, Energesis Technology, or Akston Technology, beyond those expressly herein conferred, unless and until Akston and Energesis have entered into the Exclusive License Agreement.

5.4.            If either Party shall at any time during the term of this Agreement devise any improvement in relation to the Energesis Technology or Research Materials (“Improvements”), said Party shall promptly notify the other Party in writing giving details of the Improvements. Further, said party shall cooperate with the other party in providing any information or explanations as the other party may reasonably require in order to be able to effectively assess the Improvements for use in its own internal programs. The other Party shall be granted 1) a non- exclusive, worldwide, fully paid-up, royalty-free license to utilize such Improvements solely for research purposes in accordance with the terms of this Agreement, and 2) the right, in its sole discretion, to enter into good faith negotiations to license the commercial rights to use such Improvements in a Field to be agreed upon between the Parties.

5.5            Each Party acknowledges that the promises or agreements contained in this Agreement relating to confidentiality and/or intellectual property are necessary and reasonable in order to protect the other Party and its business and expressly agrees that monetary damages may be inadequate to compensate the disclosing Party for the breach thereof, and that any such violation or threatened violation will cause irreparable injury to the disclosing Party. Accordingly, in addition to any other remedies that may be available, in law, in equity or otherwise, the disclosing Party will be entitled to seek injunctive relief against the breach or threatened breach by the receiving Party of such obligations, without the necessity of proving actual damages or posting bond.

5.6            Limitation of Liability. NO PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUES OR PROFITS, WHETHER IN CONTRACT OR TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANYTHING HEREIN, EXCEPT FOR GROSS NEGLIGENCE, FRAUD, OR INTELLECTUAL PROPERTY INFRINGEMENT, IN NO EVENT SHALL AKSTON BE LIABLE TO ENERGESIS UNDER THIS AGREEMENT IN AN AMOUNT IN EXCESS OF THE TOTAL COST OF THE PILOT PROGRAM.

6.	CONFIDENTIALITY

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The Parties have executed a Mutual Nondisclosure Agreement (the “NDA”) dated December 11, 2023, the terms of which are incorporated by reference herein and which shall survive any termination of this Agreement.

7.	TERM AND TERMINATION

7.1.          This Agreement shall become effective upon the Effective Date and, unless earlier terminated pursuant to Section 7.2, 7.3, or 7.4 hereof, shall remain in effect until the expiration of the Option Period and the period during which the Parties negotiate the Exclusive License Agreement.

7.2.          If Akston gives notice to Energesis pursuant to Section 2.4 hereof that Akston has determined not to exercise the Option, this Option Agreement shall terminate as of the date of receipt of such notice by Energesis.

7.3.          If either Party fails to perform or violates any material obligation of this Agreement, and the default or breach is not cured within thirty (30) days of the delinquent Party receiving a notice specifying the default or breach, the non-delinquent Party shall be entitled to terminate this Option Agreement forthwith by written notice to the delinquent Party.

7.4.          Either Party may terminate this Agreement immediately, upon written notice upon the occurrence of any of the following events: (a) the appointment of a trustee, receiver or custodian for all or substantially all of the property of the other Party, which appointment is not dismissed within [***] days; (b) the determination by a court or tribunal of competent jurisdiction that the other Party is insolvent such that the other Party’s liabilities exceed the fair market value of its assets; (c) the filing of a petition for relief in bankruptcy by the other Party on its own behalf, or the filing of any such petition against the other Party if the proceeding is not dismissed or withdrawn within [***] days thereafter; (d) an assignment by the other Party for the benefit of creditors; or (e) the dissolution or liquidation of the other Party.

7.5.          Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 4, 5, 6, and 7 shall survive the expiration or termination of this Agreement. For clarity, in the event of termination by Energesis, other than in accordance with Section 7.3 or 7.4, Energesis shall pay to Akston all reasonable, documented, out-of-pocket expenses incurred by Akston on behalf of Energesis relating to the purchase of supplies, materials or equipment, engagement of personnel or other contractors and any other commitment, expense or loss that Akston could not reasonably avoid in connection with such termination and which cannot be reasonably redirected to other Pilot Projects (“Committed Costs”); provided that Akston will use all reasonable efforts to minimize such Committed Costs.

8.	INDEMNIFICATION

8.1.          Energesis will indemnify and hold harmless Akston and its directors, officers, employees and agents from and against any and all liability, loss, costs, expenses or damages, including, without limitation, reasonable attorneys’ fees arising from any claims, demands or judgments to the extent such claims arise as a direct result of the negligence, gross negligence, willful misconduct or breach of this Agreement or Applicable Law by any directors, officers, employees, contractors, or agents of Energesis. Notwithstanding the foregoing, Energesis will have no obligations under this Section 8 to the extent that any such claim arises as a result of the

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gross negligence or willful misconduct by any directors, officers, employees, contractors, or agents of Akston.

8.2.          Akston will indemnify and hold harmless Energesis and its directors, officers, employees and agents from and against any and all liability, loss, costs, expenses or damages, including, without limitation, reasonable attorneys’ fees arising from any claims, demands or judgments to the extent such claims arise as a direct result of the negligence, gross negligence, willful misconduct or breach of this Agreement or Applicable Law by any directors, officers, employees, contractors, or agents of Akston. Notwithstanding the foregoing, Akston will have no obligations under this Section 8 to the extent that any such claim arises as a result of the gross negligence or willful misconduct by any directors, officers, employees, contractors, or agents of Energesis.

8.3.          Each Party will maintain at its own cost at all times during the term of this Agreement policies of insurance including, without limitation, commercial general liability insurance. Such coverage will be in such amounts and cover such risks as are reasonable and prudent, but will in no event be less than [***] U.S. dollars ($[***]) in the aggregate.

9.	MISCELLANEOUS.

9.1.          Entire Agreement. This Option Agreement, including all of the Schedules attached hereto which may be updated from time-to-time by mutual written consent of the Parties (all of which are incorporated herein by this reference), contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and replaces any and all other prior or contemporaneous agreements and understandings between the parties, whether written or oral, regarding the subject matter hereof, other than the NDA.

9.2.          Dispute Resolution. All disputes between the Parties arising out of, or relating to, this Agreement, or the breach, termination, or invalidity hereof, whether before or after termination hereof, shall be resolved in accordance with this Section. If a dispute arises between the Parties, the Parties shall attempt to reach resolution through good faith direct discussions between their respective senior executives having authority to resolve the dispute. If the dispute remains unresolved after [***] days, either Party may request that the other Party participate in mediation, and the other Party shall consider such request in good faith.

9.3.          Equitable Relief. Notwithstanding any other provision of this Section, either Party may bring suit in a court of competent jurisdiction for equitable relief from the other Party’s alleged breach of its confidentiality obligations without first mediating or arbitrating the issue.

9.4.          Except for payment obligations, neither Party shall be liable to the other for failure to perform any of its respective obligations hereunder, if such failure is caused by conditions beyond its reasonable control, including without limitation, natural disasters, fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, governmental restrictions or interference, civil commotion, riot, war, terrorism, strikes, labor disturbance, or any other cause beyond its reasonable control.

9.5           Export Control. Each party covenants and warrants that it will not disclose to the other any information that contains information, technology, or data subject to the ITAR (22 CFR 120- 130), identified on the Commerce Control List (15 CFR 774) or subject to other export controls including NRC (10 CFR 110) and DoE (10 CFR 810), unless and until it obtains the written consent of the other party.

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9.6            Notice. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been given upon receipt. It shall be sent by a nationally or internationally recognized overnight courier, addressed to the attention and such address as set forth below.

If to Energesis:

Energesis Pharmaceuticals

84 Paul Street

Newton Centre, MA 02459

Attn: Brian Freeman

If to Akston:

Akston Bioscience Corporation

100 Cummings Center, Suite 454C

Beverly, MA 01915

Attn: Legal Department

9.7.          Amendment. Any modifications, revisions, or amendments to this Option Agreement must be set forth in writing and signed by duly authorized representatives of both parties.

9.8.          Assignment. Neither Party shall assign this Agreement without the prior written consent of the other Party, provided that a Party may assign this Agreement without such consent to its successor in interest by way of merger, acquisition, transfer, or sale of all or substantially all of its assets, provided that the successor in interest agrees to be bound by the terms hereof.

9.9.          Relationship. The relationship created by this Agreement shall be solely that of independent entities without the authority given to either Party to bind or act as agent for the other or its employees for any purpose.

9.10.        Severability. This Agreement is intended to be severable. Should any part or provision of this Agreement be found to be unenforceable or invalid for any reason, the remaining parts and provisions shall remain in effect.

9.11.        Waiver. The waiver by either Party of any breach, term, provision, or condition of this Agreement shall not be deemed or construed as a further or continuing waiver of any such breach, term, provision, or condition or a waiver of any other or subsequent breach, term, provision, or condition contained in this Agreement.

9.12.        Headings. The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

9.13.        No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

9.14.       Governing Law. This Agreement shall be governed and interpreted by the laws of the Commonwealth of Massachusetts without regard to conflict-of-law principles.

9.15.        Enurement. This Option Agreement shall be binding upon the parties and their respective successors and permitted assigns.

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9.16.            Counterparts. This Option Agreement may be signed manually or electronically. It may be signed in counterparts, each of which, when delivered, either by hand, mail, facsimile, or other electronic method of transmission, shall be deemed to be an original, and both of which shall, together, constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Option Agreement as of the Effective Date.

AGREED AND ACCEPTED:

ENERGESIS PHARMACEUTICALS, INC.		AKSTON BIOSCIENCES CORPORATION

By:	/s/ Brian J. Freeman	By:	/s/ Todd Zion

Name:	Brian J. Freeman	Name:	Todd Zion

Title:	President	Title:	President and CEO

Date:	August 1st, 2024	Date:	01-Aug-2024

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SCHEDULE A

PILOT PROJECT

[***]

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Schedule B

EXCLUSIVE LICENSE TEMPLATE – MINIMUM TERMS

[***].